Prudential Tax-Free Money Fund, Inc.
For the period ended 12/31/05
File number 811-2927

SUB-ITEM 77D


Prudential Tax-Free Money Fund, Inc.

(d/b/a Dryden Tax-Free Money Fund)

Supplement dated September 13, 2005 to the

Supplement dated May 27, 2005 to the Prospectus dated April 7, 2005

The Board of Directors of Dryden Tax-Free Money Fund (the "Fund") has determined to rescind its approval of the proposal to redeem all outstanding shares of each class of the Fund.

The supplement dated May 27, 2005 to the Fund's Prospectus dated
April 7, 2005 is modified by this supplement.

MF103C2